                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)*

                               McData Corporation
                                (Name of Issuer)

                              Class B Common Stock
                         (Title of Class of Securities)

                                    580031102
                                 (CUSIP Number)

                                December 31, 2005
                  (Date of Event which Requires Filing of this
                                   Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] 9 Rule 13d-1(b)

                               [ ] 9 Rule 13d-1(c)

                               [ ] 9 Rule 13d-1(d)

                               [X] Rule 13d-2(b)


                                  Page 1 of 11

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------                                                 ------------
CUSIP NO. 580031102                                                 PAGE 2 OF 11
-------------------                                                 ------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Triage Capital LF Group LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [ ]
                                                                         (B) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   ***
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       ***
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING        ***
   PERSON      -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER
                   ***
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     ***
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES SHARES
     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     ***
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------                                                 ------------
CUSIP NO. 580031102                                                 PAGE 3 OF 11
-------------------                                                 ------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Triage offshore Fund, Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [ ]
                                                                         (B) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   ***
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       ***
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING        ***
   PERSON      -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER
                   ***
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     ***
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES SHARES
     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     ***
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------                                                 ------------
CUSIP NO. 580031102                                                 PAGE 4 OF 11
-------------------                                                 ------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Triage Advisors, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [ ]
                                                                         (B) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   ***
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       ***
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING        ***
   PERSON      -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER
                   ***
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     ***
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES SHARES
     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     ***
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------                                                 ------------
CUSIP NO. 580031102                                                 PAGE 5 OF 11
-------------------                                                 ------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Leonid Frenkel
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) [ ]
                                                                         (B) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
                   ***
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6   SHARED VOTING POWER
BENEFICIALLY       ***
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING        ***
   PERSON      -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER
                   ***
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     ***
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES SHARES
     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     ***
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

     McData Corporation

Item 1(b). Address of Issuers's Principal Executive Offices:

     380 Interlocken Crescent
     Broomfield, Colorado 80021

Item 2(a). Name of Person Filing:

     (a) Triage Capital LF Group LLC ("Triage Capital") is a Delaware limited liability company.

     (b) Triage Offshore Fund, Ltd. ("Triage Offshore") is a company organized under the laws of the Cayman Islands.

     (c) Triage Advisors, L.P. ("Triage Advisors") serves as the investment manager to Triage Offshore.

     (d)  Leonid Frenkel ("Mr. Frenkel") is the managing member of Triage
          Capital.

Item 2(b). Address of Principal Business Office or, if None, Residence:

     (a)  Triage Capital LF Group LLC
          401 City Avenue, Suite 800
          Bala Cynwyd, PA 19004

     (b)  Triage Offshore Fund, Ltd.
          c/o Q&H Corporate Services, Ltd.
          Third Floor
          Harbour Centre
          P.O. Box 1348, George Town
          Grand Cayman, Cayman Islands

     (c)  Triage Advisors, L.P.
          401 City Avenue, Suite 800
          Bala Cynwyd, PA 19004

     (d)  Leonid Frenkel
          401 City Avenue, Suite 800
          Bala Cynwyd, PA 19004

Item 2(c). Citizenship:

     (a)  Triage Capital LF Group LLC - Delaware

     (b)  Triage Offshore Fund, Ltd. - Cayman Islands

     (c)  Triage Advisors, L.P. - Delaware

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                                                                    Page 7 of 11


     (d)  Leonid Frenkel - United States of America

Item 2(d). Title of Class of Securities:

     Class B Common Stock

Item 2(e). CUSIP Number:

     580031102

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable, this statement is filed pursuant to Rule 13d-1(c).

Item 4. OWNERSHIP:

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. See response to Item 5.

     (a)  Amount beneficially owned:

          Triage Capital LF Group LLC - ***

          Triage Offshore Fund, Ltd. - ***

          Triage Advisors, L.P. - ***

          Leonid Frenkel - ***

     (b)  Percent of class:

          Triage Capital LF Group LLC - ***

          Triage Offshore Fund, Ltd. - ***

          Triage Advisors, L.P. - ***

          Leonid Frenkel - ***

     (c)  Number of shares as to which such person has:

     Triage Capital LF Group LLC

          (i)  Sole power to vote or to direct the vote ***,

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                                                                    Page 8 of 11


          (ii) Shared power to vote or to direct the vote ***,

          (iii) Sole power to dispose or to direct the disposition of ***,

          (iv) Shared power to dispose or to direct the disposition of ***.

     Triage Offshore Fund, Ltd.

          (i)  Sole power to vote or to direct the vote ***,

          (ii) Shared power to vote or to direct the vote ***,

          (iii) Sole power to dispose or to direct the disposition of ***,

          (iv) Shared power to dispose or to direct the disposition of ***.

     Triage Advisors, L.P.

          (i)  Sole power to vote or to direct the vote ***,

          (ii) Shared power to vote or to direct the vote ***,

          (iii) Sole power to dispose or to direct the disposition of ***,

          (iv) Shared power to dispose or to direct the disposition of ***.

     Leonid Frenkel

          (i)  Sole power to vote or to direct the vote ***,

          (ii) Shared power to vote or to direct the vote ***,

          (iii) Sole power to dispose or to direct the disposition of ***,

          (iv) Shared power to dispose or to direct the disposition of ***.

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact that the reporting person has ceased to be the beneficial owners of more than five percent of the class of securities, check the following: [X]

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not Applicable.

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     Not Applicable.

Item 9. NOTICE OF DISSOLUTION OF GROUP:

     Not Applicable.

Item 10. CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2006

                                        TRIAGE CAPITAL LF GROUP LLC


                                        By: /s/ Leonid Frenkel
                                            ------------------------------------
                                        Name: Leonid Frenkel
                                        Title: Managing Member


                                        TRIAGE OFFSHORE FUND, LTD.

                                        By: TRIAGE ADVISORS L.P.
                                            Investment Manager

                                        By: TRIAGE CAPITAL LF GROUP LLC
                                            General Partner


                                        By: /s/ Leonid Frenkel
                                            ------------------------------------
                                        Name: Leonid Frenkel
                                        Title: Managing Member


                                        TRIAGE ADVISORS L.P.

                                        By: TRIAGE CAPITAL LF GROUP LLC
                                            General Partner


                                        By: /s/ Leonid Frenkel
                                            ------------------------------------
                                        Name: Leonid Frenkel
                                        Title: Managing Member


                                        By: /s/ Leonid Frenkel
                                            ------------------------------------
                                        Name: Leonid Frenkel

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Note. Schedules filed in paper format shall include a singed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

     Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).